CONSENT OF INEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

As the independent registered public accounting firm, we hereby consent to the use of our report, dated December 29, 2009 for the Blankinship Value Fund, a Series of the Blankinship Funds, Inc., and to all references to our firm included in or made a part of this Post Effective Amendment No. 12 under the Securities Act of 1933 and Amendment No. 15 under the Investment Company Act of 1940 to  Blankinship Funds, Inc. Registration Statement on Form N-1A (File No.333-106627 and No. 811-21387), including the references to our firm under the heading “Financial Highlights” in the Prospectus and “Other Service Providers”  in the Statement of Additional Information of the Fund.

Abington, Pennsylvania

             March 2, 2010